Exhibit 99.1

Contact:
BioMimetic Therapeutics, Inc.
Kearstin Patterson, 615-236-4419
Director, Corporate Communications
Mobile: 615-517-6112
kpatterson@biomimetics.com

BioMimetic Therapeutics, Inc. Announces
Launch of Rights Offering

FRANKLIN, Tenn. – June 4, 2009 -- BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) announced today that the Securities and Exchange Commission (the “SEC”) has declared effective the Registration Statement on Form S-3 filed by the Company in connection with the rights offering previously announced by the Company.  Accordingly, the Company has launched the $17 million rights offering pursuant to which holders of its common stock, except with respect to shares of common stock held by the BioMimetic 401K Plan, will be entitled to purchase additional shares of its common stock at a price of $8.50 per share.  The proceeds from the rights offering are expected to be used for general corporate purposes, including to fund additional product development and potential commercialization activities.

Pursuant to the rights offering, the Company will distribute subscription rights, at no charge, to each record holder of its common stock as of April 21, 2009, the record date for the rights offering, except with respect to shares of common stock held by the BioMimetic 401K Plan.  Each subscription right represents the right to purchase 0.1017 shares of the Company’s common stock at a price of $8.50 per share, and may be exercised at any time prior to 5:00 p.m. New York City time on June 15, 2009, the scheduled expiration date and time of the rights offering (unless extended).  The Company has the option of extending the expiration of the rights offering until June 30, 2009, but has no current intention of doing so.

The rights offering will be conducted via the registration statement.  The Company will mail rights offering materials, including a prospectus and a subscription rights certificate, to the record holders on or about June 8, 2009.  The Company will distribute 19,659,525 subscription rights in the aggregate and the rights are exercisable for up to 2,000,000 shares of common stock, in the aggregate.  The subscription rights are not transferable and will be evidenced by subscription rights certificates.  Fractional shares of the Company’s common stock will not be issued.  As previously announced by the Company, the Company entered into a standby purchase agreement with Novo A/S, an existing stockholder of the Company, pursuant to which Novo A/S has agreed to backstop the rights offering by agreeing to purchase up to $15 million of common stock, if the stock is not purchased by other current stockholders.  The securities purchased by Novo A/S will be purchased in a private placement.

We have appointed The Altman Group as information agent for the rights offering. Any questions regarding the rights offering or requests for additional copies of documents may be directed to The Altman Group at (866) 796-7176 (toll free) Monday through Friday (except bank holidays), between 10:00 a.m. and 4:00 p.m., New York time.  Copies of the prospectus are also available on the website of the U.S. Securities and Exchange Commission located at www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  The rights offering will be made by means of a prospectus.

About BioMimetic Therapeutics

BioMimetic Therapeutics, Inc. is developing and commercializing regenerative protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, spine and sports injury applications.  BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of the rhPDGF-BB platform technology.  Additionally, the Company has both completed and ongoing clinical trials with its product candidates Augment and Augment Injectable in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist.  BioMimetic's previously approved product and lead product candidates all combine recombinant protein therapeutics (rhPDGF-BB) with tissue specific scaffolds to actively stimulate tissue healing and regeneration.

GEM 21S is the registered trademark of Luitpold Pharmaceuticals, Inc., who now owns and markets that product.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the current intent and expectations of the management of BioMimetic.  These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements.  BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission.  Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

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